Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Dale Parker, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems, Inc. Announces Completion of Department of Justice Investigation

Saint Paul, Minn., September 8, 2014 — Image Sensing Systems, Inc. (NASDAQ: ISNS), today announced that the United States Department of Justice (“DOJ”) has closed its inquiry into the Company in connection with the previously disclosed investigation of potential violations of the Foreign Corrupt Practices Act (“FCPA”) citing the Company’s voluntary disclosure, thorough investigation, cooperation and voluntary enhancements to its compliance program.  The Securities and Exchange Commission (“SEC”) earlier notified the Company that it had closed its investigation under the FCPA without recommending enforcement action.

Kris Tufto, Image Sensing Systems chief executive officer, commented, “We are very pleased to conclude the DOJ and SEC investigations without further action.  From the very beginning, we have voluntarily cooperated with the authorities and have worked diligently to implement measures to enhance our internal controls and compliance efforts.  We understand that those efforts have been recognized and that the resolution of the investigation reflects this cooperation.”

As previously reported by Image Sensing Systems, it had learned in early 2013 that Polish authorities were conducting an investigation into alleged violations of Polish law by two employees of Image Sensing Systems Europe Limited SP.Z.O.O., its Polish subsidiary, who had been charged with criminal violations of certain laws related to a project in Poland. A special subcommittee of the audit committee of the board of directors immediately engaged outside counsel to conduct an internal investigation.  Image Sensing Systems voluntarily disclosed the matter to the DOJ and the SEC, and it has cooperated fully with those agencies in connection with their review.

Image Sensing Systems was represented in the investigation by the law firms of Greene Espel P.L.L.P. and Dentons Warsaw, with the assistance of FTI Consulting, which provided forensic accounting services.

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS), security, police and parking professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including LPR products; adverse weather conditions in our markets; the impact of governmental laws and regulations; increased international presence; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013 filed in March 2014.